AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 1

AGREEMENT AND PLAN OF MERGER (“Agreement”) among LIVE BRANDS, INC., a Delaware corporation, formerly Harrogate Acquisition Corporation (“Live Brands Delaware”), and LIVE BRANDS INC., a Colorado corporation (“Live Brands Colorado”).

Live Brands Delaware and Live Brands Colorado are sometimes referred to herein as the “Constituent Corporations.”

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the "Merger");

NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

1. Surviving Corporation.

Live Brands Colorado shall be merged with and into Live Brands Delaware which shall be the surviving corporation (hereinafter the “Surviving Corporation”) in accordance with the applicable laws of the State of Delaware.

2. Merger Date.

The Merger shall become effective (the “Merger Date”) upon the completion of:

(i) Adoption of this Agreement by the shareholders of Live Brands Colorado pursuant to the Colorado Revised Statutes and by the shareholders of Live Brands Delaware pursuant to the General Corporation Law of Delaware;

(ii) Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

(iii) Execution and filing of the Certificate or Statement of Merger with the Secretary of State of the State of Colorado in accordance with the Colorado Revised Statutes.

3. Time of Filings.

The Certificates (or Statements) of Merger shall be filed with the Secretary of State of Delaware and Colorado, respectively, upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

4. Accounting Period.

Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of February 10, 2014.

5. Governing Law

The Surviving Corporation shall be governed by the laws of the State of Delaware.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 2

6. Certificate of Incorporation

The Certificate of Incorporation of Live Brands Delaware shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

7. Bylaws

The Bylaws of the Surviving Corporation shall be the Bylaws of Live Brands Delaware as in effect on the date of this Agreement.

8. Name of Surviving Corporation

The name of the Surviving Corporation will be Live Brands, Inc.

9. Conversion

The mode of carrying the merger into effect and the manner and basis of converting the shares of Live Brands Colorado into shares of the Surviving Corporation are as follows:

9.1. The aggregate number of shares of Live Brands Colorado common stock issued and outstanding on the Merger Date shall, by virtue of the merger and without any action on the part of the holders thereof, be converted into an aggregate of 9,030,000 shares of Live Brands Delaware common stock adjusted by any increase for fractional shares and reduced by any Dissenting Shares (defined below).

9.2. The Live Brands Delaware common stock shall be issued to the holders of such Live Brands Colorado common stock in exchange for their shares on a pro rata basis in accordance with each holder's relative ownership of Live Brands Colorado common stock that is being exchanged.

9.3. All outstanding warrants of Live Brands Colorado and any other outstanding rights to purchase stock of Live Brands Colorado shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of Live Brands Delaware on the same ratio as provided by the Merger.

9.4. Fractional shares of Live Brands Delaware common stock shall not be issued, but in lieu thereof Live Brands Delaware shall round up fractional shares to the next highest whole number.

9.5. The shares of Live Brands Delaware common stock to be issued in exchange for Live Brands Colorado common stock hereunder shall be proportionately reduced by any shares owned by Live Brands Colorado shareholders who shall have timely objected to the merger (the "Dissenting Shares") in accordance with the provisions of Chapter 13 of the General Corporation Law of Delaware, which objections will be dealt with as provided in those sections.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 3

9.6. Each share of Live Brands Colorado common Stock that is issued and outstanding and owned by Live Brands Colorado on the Merger Date shall, by virtue of the merger and without any action on the part of Live Brands Colorado, be retired and canceled.

9.7. Ownership of shares of Live Brands Delaware common stock issued and outstanding on the Merger Date or held by Live Brands Delaware in its treasury shall continue to evidence ownership of the same number of shares of Live Brands Delaware common stock.

10. Exchange

As promptly as practicable after the Merger Date, each holder of an outstanding share of Live Brands Colorado common stock shall receive a certificate or certificates representing the number of full shares of Live Brands Delaware common stock into which the shares of Live Brands Colorado common stock own by such holder shall have been converted pursuant to the terms and conditions hereof.

11. Unexchanged Shares.

No dividend or other distribution payable to holders of Live Brands Delaware common stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding shares of Live Brands Colorado common stock; provided, however, that upon the exchange of such outstanding shares (other than shares representing Dissenting Shares), there shall be paid to the record holders of the shares issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of Live Brands Delaware common stock represented thereby.

12. Board of Directors and Officers

The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Live Brands Delaware on the Merger Date. The officers of the Surviving Corporation shall be the officers of Live Brands Delaware on the Merger Date.

13. Effect of the Merger

On the Merger Date, the separate existence of Live Brands Colorado shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation. All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 4

14. Approval of Shareholders

This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to the laws applicable thereto. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the common stock issued and outstanding and entitled to vote for each of the Constituent Corporations.

15. Representations and Warranties of Live Brands Colorado

Live Brands Colorado represents and warrants that:

15.1. Corporate Organization and Good Standing.

Live Brands Colorado is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

15.2. Capitalization.

Live Brands Colorado's authorized capital stock consists of: (a) 10,000,000 shares of common stock, $0.001 par value, of which 9,030,000 shares are issued and outstanding; and (b) 1,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

15.3. Issued Stock.

All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

15.4. Corporate Authority.

Live Brands Colorado has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

15.5. Authorization.

Execution of this Agreement has been duly authorized and approved by Live Brands Colorado's board of directors.

15.6. Subsidiaries.

Live Brands Colorado has no subsidiaries.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 5

15.7. Financial Statements.

The financial statements of Live Brands Colorado (“Live Brands Colorado's Financial Statements”), furnished to Live Brands Delaware are correct and fairly present the financial condition of Live Brands Colorado as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

15.8. Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved against in Live Brands Colorado Financial Statements, Live Brands Colorado did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

15.9. No Material Changes.

There has been no material adverse change in the business, properties, or financial condition of Live Brands Colorado since the date of Live Brands Colorado Financial Statements.

15.10. Litigation.

There is not, to the knowledge of Live Brands Colorado, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Live Brands Colorado or against any of its officers or directors.

15.11. Contracts.

Live Brands Colorado is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

15.12. Title.

Live Brands Colorado has good and marketable title to all the real property and good and valid title to all other property included in Live Brands Colorado Financial Statements. Except as set out in the balance sheet thereof, the properties of Live Brands Colorado are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Live Brands Colorado.

15.13. No Violation.

Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Live Brands Colorado is subject or by which Live Brands Colorado is bound.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 6

16. Representations and Warranties of Live Brands Delaware

Live Brands Delaware represents and warrants that:

16.1. Corporate Organization and Good Standing.

Live Brands Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

16.2. Reporting Company.

Live Brands Delaware has filed with the Securities and Exchange Commission a registration statement on Form 10-12(g) which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder.

16.3. Reporting Company Status.

Live Brands Delaware has timely filed and is current on all reports required to be filed by it pursuant to §12(g) of the Securities Exchange Act of 1934.

16.4. Capitalization.

Live Brands Delaware's authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, of which 3,488,625 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

16.5. Stock Rights.

There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Live Brands Delaware common or preferred stock issued or committed to be issued.

16.6. Issued Stock.

All the outstanding shares of its common stock were duly authorized and validly issued, fully paid and non-assessable.

16.7. Corporate Authority.

Live Brands Delaware has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 7

16.8. Authorization.

Execution of this Agreement has been duly authorized and approved by Live Brands Delaware’s board of directors.

16.9. Subsidiaries.

Live Brands Delaware has no subsidiaries.

16.10. Financial Statements.

The financial statements of Live Brands Delaware (“Live Brands Delaware's Financial Statements”), furnished to Live Brands Colorado are correct and fairly present the financial condition of Live Brands Delaware as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

16.11. Absence of Undisclosed Liabilities.

Except to the extent reflected or reserved against in the Live Brands Delaware Financial Statements, Live Brands Delaware did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

16.12. No Material Changes.

There has been no material adverse change in the business, properties, or financial condition of Live Brands Delaware since the date of the Live Brands Delaware Financial Statements.

16.13. Litigation.

There is not, to the knowledge of Live Brands Delaware, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Live Brands Delaware or against any of its officers or directors.

16.14. Contracts.

Live Brands Delaware is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 8

16.15. Title.

Live Brands Delaware has good and marketable title to all the real property and good and valid title to all other property included in the Live Brands Delaware Financial Statements. Except as set out in the balance sheet thereof, the properties of Live Brands Delaware are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Live Brands Delaware.

16.16. No Violation.

Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Live Brands Delaware is subject or by which Live Brands Delaware is bound.

17. Conduct of Live Brands Colorado Pending the Merger Date.

Live Brands Colorado covenants that between the date of this Agreement and the Merger Date:

17.1. No change will be made in Live Brands Colorado's articles of incorporation or bylaws.

17.2. Live Brands Colorado will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

17.3. Live Brands Colorado will submit this Agreement for its shareholders’ approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

17.4. Live Brands Colorado will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

18. Conduct of Live Brands Delaware Pending the Merger Date.

Live Brands Delaware covenants that between the date of this Agreement and the Merger Date:

18.1. No change will be made in Live Brands Delaware's certificate of incorporation or bylaws.

18.2. Live Brands Delaware will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 9

18.3. Live Brands Delaware will submit this Agreement for its shareholders’ approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

18.4. Live Brands Delaware will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

19. Conditions Precedent to Obligation of Live Brands Colorado

Live Brands Colorado's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Live Brands Colorado:

19.1. Live Brands Delaware's Representations and Warranties.

The representations and warranties of Live Brands Delaware set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

19.2. Live Brands Delaware's Covenants.

Live Brands Delaware shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

19.3. Shareholder Approval.

This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

19.4. Supporting Documents of Live Brands Delaware.

Live Brands Delaware shall have delivered to Live Brands Colorado supporting documents in form and substance satisfactory to Live Brands Colorado, to the effect that:

(i) Live Brands Delaware is a corporation duly organized, validly existing, and in good standing.

(ii) Live Brands Delaware's authorized and issued capital stock is as set forth herein.

(iii) The execution and consummation of this Agreement have been duly authorized and approved by Live Brands Delaware's board of directors.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 10

20. Conditions Precedent to Obligation of Live Brands Delaware

Live Brands Delaware's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Live Brands Delaware:

20.1. Live Brands Colorado's Representations and Warranties.

The representations and warranties of Live Brands Colorado set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

20.2. Live Brands Colorado's Covenants.

Live Brands Colorado shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

20.3. Shareholder Approval.

This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

20.4. Supporting Documents of Live Brands Colorado.

Live Brands Colorado shall have delivered to Live Brands Delaware supporting documents in form and substance satisfactory to Live Brands Delaware to the effect that:

(i) Live Brands Colorado is a corporation duly organized, validly existing, and in good standing.

(ii) Live Brands Colorado's authorized and issued capital stock is as set forth herein.

(iii) The execution and consummation of this Agreement have been duly authorized and approved by Live Brands Colorado's board of directors.

21. Designation of Agent for Service

As of the Merger Date, the Surviving Corporation hereby irrevocably appoints the Secretary of the State of Delaware, if required, as its attorney to accept service of process in any action, suit, or proceeding for the enforcement of any obligations of Live Brands Colorado for which the Surviving Corporation is liable under the General Corporation Law of Delaware or this Agreement.

22. Access

From the date hereof to the Merger Date, Live Brands Delaware and Live Brands Colorado shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 11

23. Closing

The Closing contemplated herein shall be held on February 10, 2014 or such other date as the parties shall agree, at the principal offices of Live Brands Delaware, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

24. Indemnification

24.1. Indemnification of Live Brands Delaware. Live Brands Colorado agrees to indemnify Live Brands Delaware against any loss, damage, or expense (including reasonable attorney fees) suffered by Live Brands Delaware from (1) any breach by Live Brands Colorado of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Live Brands Colorado herein; provided, however, that (a) Live Brands Delaware shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Live Brands Delaware shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Live Brands Delaware to the extent of insurance proceeds paid to, or tax benefits realizable by, Live Brands Delaware as a result of the event giving rise to such right to indemnification.

24.2. Indemnification of Live Brands Colorado.

Live Brands Delaware agrees to indemnify Live Brands Colorado against any loss, damage, or expense (including reasonable attorney fees) suffered by Live Brands Colorado from (1) any breach by Live Brands Delaware of this Agreement or (2) any inaccuracy in or breach of any of Live Brands Delaware’s representations, warranties, or covenants herein.

24.3. Defense of Claims.

Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 12

25. Survival of Representations and Warranties.

The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

26. Arbitration.

The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

27. General Provisions

27.1. Further Assurances.

From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

27.2. Waiver.

Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

27.3. Brokers.

Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

27.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Live Brands Delaware, to:

Live Brands, Inc.

4845 Pearl East Circle, Suite 101

Boulder, Colorado 80301

If to Live Brands Colorado, to

Live Brands Inc.

4845 Pearl East Circle, Suite 101

Boulder, Colorado 80301

AGREEMENT AND PLAN OF MERGER	PAGE NUMBER 13

28. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

29. Assignment.

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

30. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

31. Effective Date.

This effective date of this Agreement shall be February 10, 2014 (“Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date set forth above.

LIVE BRANDS, INC., a Delaware corporation

/s/ Shannon Reagan

LIVE BRANDS INC., a Colorado corporation

/s/ Shannon Reagan